EXHIBIT 5.2

[Letterhead Of Debevoise & Plimpton LLP]

September 28, 2004

Unibanco-União de Bancos Brasileiros S.A.
Avenida Eusebio Matoso, 891
Sao Paulo, SP, 05423-901- Brazil

Registration Statement on Form F-4 of
Unibanco-União de Bancos Brasileiros S.A.
(Registration No. 333-117852)

Ladies and Gentlemen:

         We have acted as special United States counsel to Unibanco-União de Bancos Brasileiros S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (“Unibanco”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (as amended to the date hereof, the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) relating to the proposed offering by Unibanco of US$200,000,000 aggregate principal amount of Unibanco’s Step-Up Subordinated Callable Notes due 2013 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding Step-Up Subordinated Callable Notes due 2013 (the “Existing Notes”). The New Notes are to be issued pursuant to the Indenture dated as of December 12, 2003 (the “Indenture”), among Unibanco and The Bank of New York as trustee and paying agent (in such capacities, the “Trustee”).

         In so acting, we have examined and relied upon originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of Unibanco, such certificates of public officials, and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

         We have assumed that: (a) Unibanco has duly authorized under Brazilian and Cayman Islands law, and has the power and authority to enter into and perform its obligations under, the Indenture and the New Notes; (b) except to the extent (if any) that such execution and delivery are governed by the laws of the State of New York, Unibanco has duly executed and delivered the Indenture and the New Notes, (c) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (d) the Trustee has the power and authority to enter into and perform its obligations under the Indenture; (e) the Indenture has been duly authorized, executed and delivered by the Trustee and is a valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms; and (f) the New Notes will be duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture. We have also assumed the existence and good standing of the Company and the legality, as a matter of Brazilian law of the issuance of the New Notes.

         Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the New Notes, when duly executed and issued by Unibanco and duly authenticated and delivered by the Trustee in exchange for the Old Notes in accordance with the terms of the Indenture and the exchange offer described in the Registration Statement, will constitute valid and binding obligations of Unibanco.

         The opinion set forth above is subject to the following additional qualifications and assumptions:

(a) It is limited to the Federal laws of the United States of America and the laws of the State of New York, in each case as currently in effect.

(b)    We have reviewed, and express an opinion with respect to, only those statutes, rules and regulations that in our experience are normally applicable to transactions of the type contemplated by the exchange offer as described in the Registration Statement.

(c)     Is subject to the effects of: (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally; (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); and (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

(d)    We express no opinion as to the validity, binding effect or enforceability of any provision of any of the Notes that purports to waive, release or vary any defense, right or privilege of, or any duties owing to, Unibanco to the extent that such waiver, release or variation may be limited by Section 1-102(3), 9-602 or 9-603 of the UCC or other provisions of applicable law.

* * * * *

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Opinions” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP